NEW AGE GAINS APPROVAL FROM JAPANESE GOVERNMENT TO LAUNCH CBD

DENVER, COLORADO, September 24, 2019 - New Age Beverages Corporation (NASDAQ: NBEV), the Colorado-based organic and natural products company, announced the approval by the Japanese Narcotics Control Division and the Japanese Ministry of Health for New Age’s CBD products in Japan and the company’s subsequent launch into the market effective immediately.

New Age is the first major company to gain approval by the Japanese Ministry of Health and Narcotics Control Division to sell its portfolio of CBD products in the country. New Age created a separate, wholly-owned subsidiary in 2018 under which it commercializes all of its CBD-infused products, including its line of Marley CBD-Infused Beverages and its portfolio of ‘Nhanced creams, oils, and roll-ons, and the forthcoming Noni+CBD product. The products will be sold immediately through over 50,000 direct-to-consumer product consultants in Japan beginning with:

-	‘NHANCED CBD Body Cream containing 150 mg CBD per 120 mL container
-	‘NHANCED CBD Roll-On Gel containing 200 mg CBD per 90 mL container
-	‘NHANCED CBD Oil containing 500 mg CBD per 30 mL container

Fumiyuki Isami, Senior Director in Japan for New Age, commented: “New Age is proud to introduce our lineup of CBD products to Japanese consumers and to be first with CBD in Japan. We believe we have one of the highest quality CBD portfolios worldwide and have leveraged all of our scientific insights and research and development expertise to develop these superior performing and highly efficacious products. We have been working intensively with the Japanese Narcotics Control Division and the Ministry of Health for the past eight months to meet all of their stringent testing and requirements. This week, we finally cleared those hurdles, the first major company in the country to do so.”

“‘NHANCED CBD products for the Japanese market were designed and developed to meet stringent government hemp (cannabis sativa) and cannabidiol (CBD) regulations for safety, purity and efficacy,” said Jarakae Jensen, managing director of R&D for New Age. “The cannabidiol in these three products is sourced from industrial hemp grown in the USA. This hemp is processed extremely carefully to remove all leaves, flowers, buds and branches from the stem, which is then further processed to ensure the cannabidiol is pure and 100% free from tetrahydrocannabinol (THC).”

In addition to this initial launch, New Age has also completed development of its proprietary CBD-infused beverages and dietary supplements for Japan. The company has processed the same raw materials approved by the Japanese Government for use in those products, which New Age anticipates launching in Japan this year and rolling out globally as the regulatory landscape allows in different countries.

About New Age Beverages Corporation (NASDAQ: NBEV)

New Age is a Colorado-based healthy products company dedicated to inspiring and educating consumers to “live healthy.” The Company is the only omni-channel company with access to traditional retail, e-commerce, direct-to-consumer, and medical channels across 60 countries around the world. New Age is also the only one-stop-shop of healthy beverages and includes the brands Nestea, Illy Coffee, Volvic, Evian, Tahitian Noni, TeMana, Búcha Live Kombucha, Marley, and others. New Age competes in the growth segments of the >$1 trillion-dollar non-alcoholic beverage industry and has become one of the 40 largest non-alcoholic beverage companies, one of the largest healthy beverage companies, and the fastest growing in the world over the past three years.

The Company operates the websites www.newagebev.com, www.bwrgroup.com.

www.morinda.com, www.mybucha.com, www.xingtea.com, www.drinkmarley.com,

www.nhancedcbd.com, and www.cocolibre.com.

New Age has exclusively partnered with the world’s 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company including statements regarding New Age Beverage’s expectation to see continued growth. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. New Age Beverages competes in a rapidly growing and transforming industry, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission might affect the Company’s operations. Unless required by applicable law, NBEV undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries about New Age Beverages Corporation please contact:

Media:

Desiree Rosa

MULTIPLY

Tel: 202-292-4566

NewAgeBev@wearemultip.ly

Investor Relations Counsel:

Cody Slach, Gateway

Tel 949-574-3860

NBEV@GatewayIR.com

New Age Beverages Corporation:

Gregory A. Gould

Chief Financial Officer

Tel 303-566-3030

GGould@NewAgeBev.com